Exhibit 99.1

U.S. Energy Systems, Inc. Names Richard Nevins Interim CEO

NEW YORK CITY, July 5, 2007 – U.S. Energy Systems, Inc. (Nasdaq: USEY), a “clean and green” energy company, today announced that the Company has completed its previously announced search for an Interim Chief Executive Officer, and has appointed Richard Nevins to the position. Mr. Nevins has nearly 30 years of financial, executive and director-level experience working with companies in addressing financial challenges.

Prior to joining USEY, Mr. Nevins was Managing Director and Co-Head of Recapitalization and Restructuring at Jefferies & Company, Inc. from 1998 until February of 2007, during which time his role included advising companies and creditors as well as, in an executive capacity, establishing and leading Jefferies’ international restructuring business. Mr. Nevins left Jeffries in February of 2007 to start an independent advisory firm. From 1985 until 1998 he worked in a restructuring advisory capacity as a Managing Director at Smith Barney and at Drexel Burnham Lambert (where his principal focus was on out-of-court restructuring), as well as on an independent basis.

USEY’s Board of Directors stated: “We are pleased that USEY has successfully retained the services of Richard Nevins to lead the Company. Richard brings extensive experience and valuable perspective, having served in a broad range of capacities, including as CEO and board member, and as financial advisor to companies as well as to creditors and creditor committees. We believe that Richard’s experience, qualifications and reputation are consistent with our immediate and short-term needs to position the Company for long-term success and enhancement of shareholder value.”

Interim CEO Richard Nevins said, “USEY has a compelling set of assets and my focus will be on positioning the Company to enhance its value for shareholders while preserving and strengthening its financing relationships.”

Additional information is available on the Company’s website at: http://www.useyinc.com.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: our ability to raise needed funds through an equity issuance or refinancing; access to needed financing or refinancing on acceptable terms; access to capital markets; our ability to continue as a going concern; our ability to complete projects, including the UK expansion, as budgeted and in a timely manner; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on our capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; dependence on management and key personnel; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; the inability to commence and complete planned projects in a timely manner; our ability to continue our growth strategy; and the ability to complete acquisitions, as well as other risks detailed from time to time in U.S. Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Current Report dated June 25, 2007. We do not undertake to update any of the information set forth in this press release.